Exhibit 10.1

AGREEMENT BY AND BETWEEN Polonia Bank

Huntingdon Valley, Pennsylvania

and

The Comptroller of the Currency

The Comptroller of the Currency of the United States ("Comptroller"), through his national bank examiners and other staff of the Office of the Comptroller of the Currency ("OCC"), has conducted an examination of Polonia Bank, Huntingdon Valley, Pennsylvania ("Bank") and has found unsafe or unsound banking practices relating to strategic planning, asset/liability management, interest rate risk, earnings, and internal controls.

The Bank and the Comptroller wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors ("Board"), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1) The Bank is a federal savings association examined by the OCC pursuant to the Home Owners' Loan Act of 1933, as amended, 12 U.S.C. § 1461 et seq. and is a "Federal savings association" within the meaning of 12 U.S.C. § 1813(b) and an "insured depository institution" within the meaning of 12 U.S.C. §§ 1813(c) and 1818(b)(l).

(2) The Comptroller is "the appropriate Federal banking agency" regarding the Bank pursuant to 12 U.S.C. § 1813(q) and within the meaning of §1818(b).

(3) This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C. § 1818(b)(l).

(4) This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C. § 1818(e)(l) and 12 u.s.c. § 1818(i)(2).

(5) This Agreement shall be construed to be a "formal written agreement" within the meaning of 12 C.F.R.§ 163.555. See 12 U.S.C. § 1831i.

(6) This Agreement shall be construed to be a "written agreement" within the meaning of 12 U.S.C. § 1818(u)(l)(A).

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within ten (10) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, the majority of whom shall not be employees, former employees, or controlling shareholders of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be promptly submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within thirty (30) days of the date of this Agreement and thereafter within thirty (30) days of the end of each calendar quarter, or within such other time period as required by the Assistant Deputy Comptroller in writing, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

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(a)	a description of the action needed to achieve full compliance with each Article of this Agreement, Bank personnel responsible for implementing the corrective actions, and the timeframes for completion;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee's report, with any additional written comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

BOARD TO ENSURE COMPETENT MANAGEMENT

(1) The Board shall ensure the Bank has competent management in place on an ongoing and full-time basis in all senior executive officer and executive officer positions, including the Bank's President/Chief Executive Officer, Chief Financial Officer, and Chief Lending Officer positions, and that officers are vested with sufficient authority to fulfill the duties and responsibilities of the position, carry out the Board's policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in safe and sound manner within the scope of that position's responsibilities.

(2) Within ninety (90) days of this Agreement, and annually thereafter or when required by the Assistant Deputy Comptroller in writing, the Board shall review the capabilities of the Bank's management to perform present and anticipated duties. This review shall include consideration of each individual's past actual performance, experience, and qualifications compared to their position descriptions, duties, and responsibilities. Based on this review, the Board shall determine whether management changes will be made, including the need for additions to or deletions from current management. The Board shall document its review and determinations in writing, provide a copy to the Assistant Deputy Comptroller for review, and retain such documentation in the Bank's records.

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(3) If the Board determines that an officer will continue in his or her position but that the officer's depth of skills needs improvement, the Board shall within sixty (60) days of such determination develop and implement a written program, with specific time frames, to improve the officer's supervision and management of the Bank. At a minimum, the written program shall include:

(a)	an education program designed to ensure that the officer has skills and abilities necessary to perform his or her responsibilities and supervise effectively;

(b)	objectives by which the officer's effectiveness will be measured; and

(c)	a performance appraisal program for evaluating performance according to the position's description and responsibilities and for measuring performance against the Bank's goals and objectives, consistent with the requirements of Article IX.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller for review.

(4) If any senior executive officer (as defined in 12 C.F.R. § 163.555) position is vacant now or in the future, the Board shall within sixty (60) days of the date of this Agreement or the future vacancy, respectively, identify and provide notice to the Assistant Deputy Comptroller, of a competent, permanent, and full-time candidate for the position who has sufficient prior relevant experience. The Board shall comply with the prior notice requirements of 12 U.S.C. § 1831i and 12 C.F.R. Part 163, subpart H when selecting an individual to serve in any senior executive officer position. Pursuant to 12 U.S.C. § 1831i and 12 C.F.R. Part 163, subpart H, the Bank must receive a written non-disapproval from the Assistant Deputy Comptroller before appointing an individual to a senior executive officer position.

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(5) Prior to the appointment of any individual to an executive officer position (other than a senior executive officer as defined in 12 C.F.R. § 163.555 covered under paragraph (4) of this Article), the Board shall submit to the Assistant Deputy Comptroller in writing information regarding the proposed candidate's identity, personal history, business background, and experience, and any other information that the Assistant Deputy Comptroller requires in writing, and receive the Assistant Deputy Comptroller's written non-disapproval. The Assistant Deputy Comptroller's failure to exercise her authority to disapprove the appointment of the proposed executive officer shall not constitute an approval or endorsement of the proposed candidate. The requirement to submit information and the prior non-disapproval provisions of this paragraph (5) are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete his or her review and act on any such information or authority within thirty (30) days.

(6) Within thirty (30) days of receiving the Assistant Deputy Comptroller's written non-disapproval of a senior executive officer proposed pursuant to paragraph (4) of this Article or an executive officer proposed pursuant to paragraph (5) of this Article, the Board shall appoint the individual to the respective senior executive officer or executive officer position and the individual shall be vested with sufficient executive authority to fulfill the duties and responsibilities of the position, carry out the Board's policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and ensure the safe and sound operation of the Bank within the scope of that position's responsibilities.

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ARTICLE IV

STRATEGIC PLAN

(1) Within one hundred and twenty (120) days of the date of this Agreement, the Board shall submit a written updated Strategic Plan to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection. The Strategic Plan shall cover at least a three (3) year period, and shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, product line development, outsourcing, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives. The Strategic Plan shall include the following as a minimum:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	an assessment of the Bank's current and future operating environment, including a description of the Bank's intended geographic market area, and the competitive factors and economic environment the Bank faces in the intended market;

(c)	identification of strategic goals and objectives to be accomplished over the short- and long-run, including the Bank's growth or expansion plans and short- and long-term merger or acquisition strategy, if applicable, and identification of new and future market segments and new or expanded business or product lines that will be utilized to accomplish the strategic goals and objectives;

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(d)	a detailed analysis of how the Bank intends to accomplish the goals identified in paragraph (l)(c) of this Article, including executive management responsibilities and target dates for achievement;

(e)	a management plan that identifies any proposed changes in management personnel and their responsibilities and qualifications, consistent with the requirements of Article III, and provides for appropriate succession planning;

(f)	an evaluation of the Bank's internal operations, staffing requirements, Board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under paragraph (l)(c) of this Article;

(g)	identification of control systems to mitigate risks associated with planned new products, new services, alterations or modifications to existing products or services, growth, outsourcing arrangements, or any proposed changes in the Bank's operating environment;

(h)	an action plan to improve bank earnings and accomplish identified strategic goals and objectives that includes specific time frames for achievement, identifies individual responsibilities, appropriately considers impact to the Bank's current risks, and provides for regular reporting to the Board to establish management accountability;

(i)	a forecast for the three-year period covered by the Strategic Plan, broken down on a quarterly basis, to include projections for major balance sheet and income statement accounts, capital and liquidity statements, earnings and profit, and desired financial ratios (collectively, an "Operating Budget");

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(j)	the specific business assumptions forming the basis of the Operating Budget, and a process for Bank management to track and address changes to those assumptions throughout the period covered by the Operating Budget;

(k)	provisions for Board review and assessment of the adequacy of the Bank's earnings, capital position, liquidity position, fidelity bond insurance and errors and omissions insurance; and

(1) systems to monitor the Bank's progress in meeting the Strategic Plan's goals and objectives.

(2) Once the Bank receives the prior written determination of no supervisory objection from the Assistant Deputy Comptroller required by paragraph (1) of this Article, the Board shall promptly adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to the Strategic Plan.

(3) Once the Strategic Plan is adopted, the Bank shall not make a material change to or significantly deviate from the Strategic Plan unless the Bank has first given the OCC at least thirty (30) days prior written notice of its intent to do so, and obtained the Assistant Deputy Comptroller's prior written determination of no supervisory objection to such action. The Bank's request for prior written determination of no supervisory objection to a material change or significant deviation shall include, at a minimum:

(a)	an assessment of the proposed significant deviation's impact on the Bank's condition, including a profitability analysis;

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(b)	an assessment of the adequacy of the Bank's management, staffing levels, organizational structure, financial condition, capital adequacy, funding sources, management information systems, internal controls, and written policies and procedures with respect to the proposed significant deviation; and

(c)	the Bank's evaluation of its capability to identify, measure, monitor, and control the risks associated with the proposed significant deviation.

(4) Once the Bank receives the Assistant Deputy Comptroller's prior written determination of no supervisory objection for a material change to or significant deviation from the Strategic Plan, the Bank shall revise the Strategic Plan to reflect the change and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to the revised Strategic Plan. If, after receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller for a significant deviation from or change to its Strategic Plan, the Bank decides not to make such change, the Bank shall, within ten (10) days of its decision, provide written notice to the OCC.

(5) For purposes of this Article, significant deviations or changes that may have a material impact on the Strategic Plan include, but are not limited to, any significant deviations from or material changes consistent with the description provided in Appendix G (Significant Deviations After Opening) of the "Charters" booklet of the Comptroller's Licensing Manual (February 2009) or any subsequent updates, and include in particular, any significant deviations from or material changes to the following:

(a)	the current business focus, including entering into or exiting from a business segment;

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(b)	new products or services to be offered, and any outsourcing arrangements related to such product or service;

(c)	alterations or modifications, including changes in terms, to existing products or services;

(d)	funding strategies and capital maintenance;

(e)	marketing strategies, marketing partners, or acquisition channels;

(f)	accounting processes and practices;

(g)	projected capital and liquidity levels and income; and/or

(h)	any other changes in personnel or operations, including outsourcing arrangements, that may have a material impact on the Bank's operations or financial performance.

(6) Until the Strategic Plan required under paragraph (1) of this Article has been submitted to the Assistant Deputy Comptroller, received a written determination of no supervisory objection from the Assistant Deputy Comptroller, and is being implemented by the Bank, the Bank shall not significantly deviate from the market, products, services, asset composition and size, funding sources, structure or operations in existence at the time of this Agreement's execution.

(7) The Bank shall not operate or conduct business in a manner inconsistent with the most recent Strategic Plan that has received the Assistant Deputy Comptroller's written determination of no supervisory objection.

(8) The Board shall ensure that the Bank has senior executive officers and other management with sufficient experience and expertise to implement the Strategic Plan, in a safe and sound manner. The Bank shall not commence offering a product or service included in the Strategic Plan until the Bank has appropriate management, staffing, systems, and risk controls fully in place for the product or service.

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(9) The Board shall ensure that performance under the Strategic Plan is reviewed at least quarterly. The Bank shall report any material deviation from the Strategic Plan or any material deviation from the Operating Budget required under paragraph (l)(i) above to the OCC within ten (10) days of the discovery of the deviation. The report shall describe and provide an explanation of any material deviations.

(10) Unless otherwise necessary or required in writing by the Assistant Deputy Comptroller, the Board shall ensure that the Strategic Plan is reviewed and updated annually, no later than one month prior to the end of the Bank's current fiscal year, to cover the next three (3) year fiscal period. The Bank shall submit the updated annual Operating Budget included in the Strategic Plan under paragraph (l)(i) above to the Assistant Deputy Comptroller within ten (10) days of the Board's review and update. If there is no material change to the Strategic Plan in the annual update other than the updated Operating Budget, the Bank shall so certify to the Assistant Deputy Comptroller within ten (10) days of the Board's review and update. If the Bank proposes a material change or significant deviation to the Strategic Plan in the annual update, the Bank shall submit the amended Strategic Plan to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection and shall not implement any proposed material change or significant deviation until it has received the Assistant Deputy Comptroller's written determination of no supervisory objection.

ARTICLE V

ASSET LIABILITY MANAGEMENT

(1) Within ninety (90) days of the date of this Agreement, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to a revised asset liability management program that includes at a minimum:

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(a)	controls to ensure the Board and management evaluate and quantitatively assess, prior to execution, how loan funding commitments will impact the Bank's interest rate risk exposure;

(b)	controls to ensure the Bank does not exceed Board approved risk limits when executing such commitments;

(c)	an interest rate risk reduction strategy that includes quantitative and qualitative objectives consistent with the Strategic Plan required to be developed under Article IV, assigned responsibilities and accountability, and regular progress reporting to the Board; and

(d)	standards for validating the Bank's interest rate risk model and model validation consistent with OCC Bulletin 2011-12, Sound Practices for Model Risk Management; Supervisory Guidance on Model Risk Management (April 4, 2011).

(2) Upon adoption, the Board shall submit a copy of the revised asset liability management program to the Assistant Deputy Comptroller for review.

ARTICLE VI

MORTGAGE BANKING OPERATIONS RISK MANAGEMENT

(1) Within ninety (90) days of the date of this Agreement, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to a written mortgage banking operations risk management program that shall include at a minimum:

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(a)	Board approved strategies outlining targeted growth for each mortgage banking operation, consistent with the Strategic Plan required to be developed under Article IV;

(b)	detailed policies, procedures and standards, that are reviewed periodically by management, and annually reviewed and approved by the Board, addressing loan production, loan servicing and secondary marketing, including specific parameters for selling loans, retaining loans· and retaining servicing rights, and specific parameters for introducing new mortgage banking products;

(c)	designated personnel, who are not involved with the loan production function, responsible for (i) the development of the policies, procedures and standards required in paragraph (l)(b); (ii) oversight of the Bank's compliance with such policies, procedures and standards; (iii) ongoing employee training; and (iv) providing exception tracking reports to the Board on at least a quarterly basis;

(d)	quality assurance and quality control operating policies and procedures that (i) identify the parties that will perform the review(s); (ii) specify the frequency of such review(s); (iii) specify how testing samples will be selected; (iv) specify a minimum percentage of all new mortgage originations to be tested on a monthly basis; and (v) require third party service agreements that accurately reflect the parameters of the reviews;

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(e)	quarterly Board reports that enable the Board to determine whether the Bank is complying with the Board's approved risk parameters, and whether risk controls are effective, including the following:

(i)	monthly loan quality and loan volume sold to each investor;

(ii)	profitability analysis of each individual mortgage banking operation;

(iii)	borrower debt-to-income and loan-to-value trends;

(iv)	originations by loan purpose and product type;

(v)	summary of denied loans;

(vi)	investor scorecards;

(vii)	as applicable, an indemnification and repurchase report, including settlement amount and date, claim amount, and reasons/comments;

(viii)	pre-funding Quality Assurance monthly review summary; and

(ix)	post-funding Quality Control summary and responses.

(f)	a process by which the Board will hold management accountable for timely implementation of corrective action to address any reported deficiencies.

(2) Upon adoption, the Board shall submit a copy of the mortgage banking operations risk management program to the Assistant Deputy Comptroller for review.

ARTICLE VII

MORTGAGE ORIGINATION COMMITMENTS

(1) Within thirty (30) days of the date of this Agreement, the Board shall review the Bank's existing funding commitment documents and confirm the terms of the Bank's current outstanding obligation to fund third party originations. The Board's review shall be in writing and articulate the basis on which the Board arrived at its conclusion. Upon completion, the Board shall submit its review to the Assistant Deputy Comptroller, who shall have sole discretion to determine whether the Board has complied with the requirements of this paragraph.

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(2) Within ninety (90) days of the date of this Agreement, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to a detailed program for proper oversight of the Bank's mortgage origination funding commitment relationship, including at a minimum:

(a)	a requirement that management provide to the Board, prior to executing a legally binding commitment to fund, a detailed analysis of the proposed funding commitment's impact on the Bank's balance sheet and risk level;

(b)	specific policies and procedures that identify the Board's risk parameters for funding mortgage origination commitments, and controls to ensure the Bank's adherence to established risk limits; and

(c)	designated individuals responsible for direct oversight of mortgage origination funding activities, with proper Board authorization to execute funding commitments on the Bank's behalf.

(3) Upon adoption, the Board shall submit a copy of the program to the Assistant Deputy Comptroller for review.

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ARTICLE VIII

AUDIT/INTERNAL CONTROLS OVERSIGHT

(1) Within sixty (60) days of the date of this Agreement, the Board shall adopt, and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to a revised written independent, internal audit program consistent with the standards for Internal Audit Systems set forth in Section II.B of the Interagency Guidelines Establishing Standards for Safety and Soundness, Appendix A to 12 C.F.R. Part 1701 and sufficient to:

(a)	detect irregularities and weak practices in the Bank's operations;

(b)	determine the Bank's level of compliance with all applicable laws, rules and regulations;

(c)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;

(d)	evaluate the Bank's adherence to established policies and procedures;

(e)	ensure accuracy of regulatory reporting; and

(f)	adequately cover all areas, including mortgage banking and compliance risk management;

(2) As part of the audit program, the Board shall:

(a)	establish controls to ensure adherence to an annual risk-based audit plan sufficient to achieve the objectives in paragraph (1), and ensure audits are completed timely and according to the audit plan; and

(b)	develop a risk-based, independent audit work paper review process to ensure audits performed are consistent with the terms of the audit engagement.

(3) The Board shall ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to both the experience level and number of the individuals employed.

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1 Effective November 10, 2014, 12 C.F.R. Part 170 is removed and the Bank is subject to12 C.F.R. Part 30, Appendix A. See 79 Fed. Reg. 54549.

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(4) The Board shall ensure that the audit program is independent. The persons responsible for implementing the internal audit program described above shall report directly to the Board, which shall have the sole power to direct their activities. All reports prepared by the audit staff shall be filed directly with the Board and not through any intervening party.

(5) All audit reports shall be in writing, cite any deficiencies identified, include a description of the corrective action to which management has committed for each deficiency cited in the audit report, and identify the party responsible for such corrective action.

(6) The Board shall evaluate all audit reports and assess the impact on the Bank of any deficiencies cited in such reports.

(7) The Board shall hold management accountable for implementing corrective action in accordance with the commitments contained in the audit reports and develop a process for ensuring corrective action is implemented and maintained.

(8) Upon adoption, the Board shall submit a copy of the internal audit program to the Assistant Deputy Comptroller.

(9) Within sixty (60) days of the date of this Agreement, the Board shall adopt, and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to a process to ensure third party compliance review findings are reported directly to the Board.

ARTICLE IX

COMPENSATION PROGRAM

(1) Within ninety (90) days of the date of this Agreement, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to a compensation program that includes at a minimum:

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(a)	safeguards to prevent the payment of compensation, fees and benefits (including postemployment benefits)(collectively "Compensation") to executive officers, employees, directors and principal shareholders that are excessive or that could lead to material financial loss;

(b)	a comprehensive review of Compensation the Bank is paying to senior management, considering the factors listed in 12 C.F.R. Part 170, Appendix A, Section III.A.,[2] and a requirement that the Board review Compensation periodically to ensure it is not excessive;

(c)	a requirement that, upon completion of each Compensation review, the Board provide a written determination on whether or not Compensation amounts are excessive, i.e. unreasonable or disproportionate to the services performed, and why;

(d)	a requirement that, to the extent the Board concludes as result of the initial or any subsequent Compensation review that Compensation paid to any individual is excessive, the Board will detail in writing what action it will take to adjust the Compensation amount to a reasonable level;

(e)	the establishment of a written annual performance evaluation process for all members of senior management that includes measurable review standards, and consideration of the duties and responsibilities of each respective position, the Bank's size and complexity, and the individual's expertise; and

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2 Effective November 10, 2014, 12 C.F.R. Part 170 is removed and the Bank is subject to 12 C.F.R. Part 30, Appendix A. See 79 Fed. Reg. 54549.

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(f)	a requirement that any changes in an individual's Compensation be supported by the results of the written performance evaluation.

(2) Upon adoption, the Board shall submit a copy of the compensation program to the Assistant Deputy Comptroller.

ARTICLE X

THIRD PARTY RISK MANAGEMENT

(1) Within ninety (90) days of the date of this Agreement, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to a revised third party risk management program that is consistent with OCC Bulletin 2013-29, Third-Party Relationships: Risk Management Guidance (October 30, 2013) and any subsequent OCC guidance, that includes at a minimum:

(a)	Board review and approval of an updated vendor management policy that delegates oversight responsibility for proper implementation of the Bank's third party risk management program to appropriate management personnel;

(b)	a list of all activities, functions, or responsibilities that are currently, or will be, outsourced to third-parties, identifying the parties, noting any affiliations, and describing the terms and conditions of the third party agreements;

(c)	a process to ensure third party relationships are governed by written agreements that clearly outline and document the rights and responsibilities of the parties;

(d)	a risk assessment process to identify third party service providers that perform critical activities for the Bank;

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(e)	a due diligence process for selecting third-party service providers and an on-going process for monitoring third parties that require reviews of third party financial information, service and other contracts governing the relationship, and reports/attestations on third party controls;

(f)	controls to ensure transactions with affiliated third parties comply with affiliate laws and regulations and do not present conflicts of interest; and

(g)	a cost-benefit analysis of the Bank's third-party relationships, that includes ongoing monitoring of third party expenses, reports analyzing direct and indirect costs of each relationship, and consideration of the Bank's in- house expertise.

(2) Upon adoption, the Board shall submit a copy of the revised third party risk management program to the Assistant Deputy Comptroller.

ARTICLE XI

OTHER PROVISIONS

(1) Although the Bank is by this Agreement required to submit certain proposed plans, actions and programs for the review or prior written determination of no supervisory objection of the Assistant Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Agreement.

(3) In the event any regulation or guidance currently applicable to Federal savings associations referenced in this Agreement is rescinded and/or amended, revised, replaced or superseded because the OCC determines to make other regulations or guidance applicable to Federal savings associations as part of the OCC's regulatory integration process, or otherwise, the Bank shall comply with such successor regulations and/or subsequent guidance.

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(4) The provisions of this Agreement are effective upon execution of this Agreement by the Comptroller, through his authorized representative whose hand appears below, and the Board and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Agreement shall have been amended, suspended, waived, or terminated in writing by the Comptroller, through his authorized representative.

(5) Except as otherwise expressly provided herein, any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.

(6) If the Bank requires a waiver or suspension of any provision or an extension of any timeframe within this Agreement, the Board shall submit a written request to the Assistant Deputy Comptroller asking for relief. Any written request submitted pursuant to this Article shall include a statement setting forth in detail, with relevant supporting documentation, the special facts and circumstances that support the waiver or suspension of any of any provision or an extension of a timeframe within this Agreement.

(7) This Agreement is intended to be, and shall be construed to be, a "written agreement entered into with the agency" within the meaning of 12 U.S.C. § 1818(b)(l), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(8) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

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(9) The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

(10) All reports, programs or plans that the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded, by overnight mail or via email, to the following:

Assistant Deputy Comptroller

Comptroller of the Currency

Philadelphia Field Office

1150 Northbrook Drive, Suite 303

Trevose, PA 19053

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set her hand on behalf of the Comptroller.

/s/ Julie A. Thieman	October 21, 2014
Julie A. Thieman	Date
Assistant Deputy Comptroller

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IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Eugene Andruczyk	October 21, 2014
Eugene Andruczyk	Date

/s/ Frank J. Byrne	October 21, 2014
Frank J. Byrne	Date

/s/ Joseph Callahan	October 21, 2014
Joseph Callahan	Date

/s/ Timothy O'Shaughnessy	October 21, 2014
Timothy O'Shaughnessy	Date

/s/ Robert J. Woltjen	October 21, 2014
Robert J. Woltjen	Date

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